Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-31352, 333-93157, 333-78091, 333-40854, 333-51946, 333-98207 and 333-113901) on Form S-3 and (Nos. 333-75055, 333-28683, 333-75057, 333-75059 and 033-66622) on Form S-8 of Host Hotels and Resorts, Inc. (formerly known as Host Marriott Corporation) of our report dated March 24, 2006, with respect to the combined financial statements of Acquired Businesses included in this Form 8-K/A of Host Hotels & Resorts, Inc.

/s/ Ernst & Young, LLP

New York, New York

June 12, 2006